Exhibit 5.7
Emmett Berryman	April 14, 2021	Sender’s E-mail:
eberryman@lmlawyers.com

CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee 37027
Re:	8.25% Senior Notes due 2026 of CoreCivic, Inc.

Ladies and Gentlemen:
We have acted as special Texas counsel to the entities listed on Schedule I (collectively, the “Texas Subsidiary Guarantors”), in connection with the Texas Subsidiary Guarantors’ guarantee of $450,000,000 aggregate principal amount of 8.25% Senior Notes due 2026 (collectively, the “Notes”) to be issued by CoreCivic, Inc. (the “Company”).  The Notes are being issued under a base indenture dated September 25, 2015 (the “Base Indenture”), by and between the Company and Regions Bank, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by a third supplemental indenture dated as of April 14, 2021 (the “Third Supplemental Indenture”) and, together with the Base Indenture, the “Indenture”), by and among the Company, the other guarantors party thereto and the Trustee.  The Notes are being guaranteed by the Texas Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).
This opinion letter is being provided to you at the request of the Texas Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
In rendering our opinions herein, we have relied with respect to factual matters, solely upon the Officers’ Certificates (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:
(a)	Third Supplemental Indenture;

CoreCivic, Inc.
April 14, 2021

(b)	Underwriting Agreement dated April 7, 2021 (the “Underwriting Agreement”), among the Company, the guarantors party thereto and Imperial Capital, as representative of the several underwriters;

(c)	Certificate of Formation of ACS Corrections of Texas, L.L.C.;

(d)	Operating Agreement of ACS Corrections of Texas, L.L.C.;

(e)	Certificate of Formation of Avalon Corpus Christi Transitional Center, LLC;

(f)	Certificate of Amendment to Certificate of Formation of Avalon Corpus Christi Transitional Center, LLC;

(g)	Operating Agreement of Avalon Corpus Christi Transitional Center, LLC;

(h)	Certificate of Formation of Avalon Transitional Center Dallas, LLC;

(i)	Certificate of Amendment to Certificate of Formation of Avalon Transitional Center Dallas, LLC;

(j)	Operating Agreement of Avalon Transitional Center Dallas, LLC;

(k)	Certificate of Formation of EP Horizon Management, LLC;

(l)	Operating Agreement of EP Horizon Management, LLC;

(m)	Certificate of Filing of Recovery Monitoring Solutions Corporation;

(n)	Certificate of Amendment to the Certificate of Formation of Recovery Healthcare Corporation;

(o)	the Status Certificates (as defined in subpart (ii) below); and

(p)	the Evidences (as defined in subpart (iii) below).

Items (c) through (p) above are collectively referred to herein as the “Corporate Documents.”
In addition we have examined and relied upon the following:
(i)
with respect to each Texas Subsidiary Guarantor, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the certificate of formation and limited liability company agreement of such Texas Subsidiary Guarantor and resolutions of the sole member of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Third Supplemental Indenture and to perform their obligations under the Third Supplemental Indenture and with respect to the Texas Subsidiary Guarantor that is a corporation, a certificate of the Secretary of such Texas Subsidiary Guarantor certifying as to true and correct copies of the certificate of formation and By-Laws of such Texas Subsidiary Guarantor and resolutions of the board of directors of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Third Supplemental Indenture and to perform their obligations under the Third Supplemental Indenture (each an “Officers’ Certificate”);

CoreCivic, Inc.
April 14, 2021

 (ii)
with respect to each Texas Subsidiary Guarantor, a certificate dated April 13, 2021, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status or corporate status, as the case may be, of such Texas Subsidiary Guarantor in Texas (collectively, the “Status Certificates”);
(iii)
with respect to each Texas Subsidiary Guarantor, evidence of franchise tax account status, dated April 13, 2021, from the Comptroller of Public Accounts of the State of Texas (collectively, the “Evidences”);
(iv)
originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter;
(v)
In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein or therein. We did not participate in the negotiation or preparation of the Third Supplemental Indenture or the Underwriting Agreement and have not advised the Texas Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.
(vi)
With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Third Supplemental Indenture, the Underwriting Agreement, certificates of public officials and of officers and representatives of the Texas Subsidiary Guarantors and the accuracy of the public record.  We have made no independent investigation of any statements, warranties and representations made by the Texas Subsidiary Guarantors in the Third Supplemental Indenture, the Underwriting Agreement or any related matters.  With the exception of the Corporate Documents, we have not examined the books and records of the Texas Subsidiary Guarantors.
Assumptions Underlying Our Opinions
For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:
(a)
No fraud, mistake, undue influence, duress or criminal activity exists with respect to the Corporate Documents, Underwriting Agreement, Third Supplemental Indenture or any of the matters relevant to the opinions rendered herein;
(b)
The genuineness of all signatures;

CoreCivic, Inc.
April 14, 2021

(c)
The legal capacity of natural persons;
(d)
The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies; and
(e)
The authenticity of the originals of such copies.
As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Texas Subsidiary Guarantors and have assumed that such matters remain true and correct through the date hereof.
Our Opinions
Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:
(1)         Based solely upon its Status Certificate and the applicable Evidence, each Texas Subsidiary Guarantor is a validly existing limited liability company or corporation, as applicable, in good standing under the laws of the State of Texas.
(2)          Each Texas Subsidiary Guarantor has the requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform its obligations under the Underwriting Agreement and the Third Supplemental Indenture to which it is a party.
(3)          The execution and delivery by each Texas Subsidiary Guarantor of the Third Supplemental Indenture and the Underwriting Agreement and the performance by each Texas Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of each such Texas Subsidiary Guarantor.
(4)          The Underwriting Agreement and the Third Supplemental Indenture have been duly executed and delivered by each Texas Subsidiary Guarantor.
Qualifications and Limitations
This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time based solely upon laws, rulings and regulations in effect on the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.
We are qualified to practice law in the State of Texas, and we express no opinions as to the laws of other jurisdictions other than to the laws of the State of Texas, as currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

CoreCivic, Inc.
April 14, 2021

 Notwithstanding anything to the contrary herein, by acceptance of this Opinion Letter, you (and any person or entity relying on this letter and the opinions express herein) agree on behalf of yourself  (and himself or itself) and all such parties’ respective assignees that: (i) any claims in connection with this Opinion Letter and the opinions expressed herein shall be asserted only against Liechty, McGinnis, Berryman & Bowen, LLP (the “Firm”) as the signer of this Opinion Letter and shall not be asserted against any of its partners, attorneys, or other employees; (ii) the Firm’s aggregate maximum liability (whether arising from one event or set of circumstances or from multiple events and sets of circumstances) in connection with this Opinion Letter and the opinions expressed herein shall not exceed the amount of the recovery available under the Firm’s errors and omissions insurance policy then in effect; (iii) in no event shall any punitive damages be available in any civil action or arbitration proceeding; and (iv) in the event of any dispute arising in connection with this Opinion Letter or the opinions expressed herein, before the commencement of any litigation, arbitration, or the pursuit of any claim, you shall first submit the dispute to nonbinding confidential mediation before a mediator mutually acceptable to you and the Firm in Dallas, Texas.

Miscellaneous
We hereby consent to the filing of this opinion letter as an exhibit to CoreCivic’s Current Report on Form 8-K relating to the Notes and the Guarantees and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3ASR (No. 333-255070) filed with the Securities and Exchange Commission (the “Commission”) on April 6, 2021. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
We hereby authorize the Trustee to rely on the opinions set forth in Paragraphs numbers (1)-(4) in the “Our Opinions” section of this Opinion Letter, subject to all the conditions, assumptions, limitation, qualifications and exceptions set forth in this Opinion Letter, as though, for purposes of such paragraphs, this Option Letter was addressed to the Trustee and delivered to the Trustee on the date hereof.
Very truly yours,

LIECHTY, McGINNIS, BERRYMAN & BOWEN, LLP, a Texas limited liability partnership

By: /s/ Liechty, McGinnis, Berryman & Bowen, LLP

CoreCivic, Inc.
April 14, 2021

 Schedule I
Texas Subsidiary Guarantors
Name of Texas Subsidiary Guarantor	State of Organization

ACS Corrections of Texas, L.L.C.	TX

Avalon Corpus Christi Transitional Center, LLC	TX

Avalon Transitional Center Dallas, LLC	TX

EP Horizon Management, LLC	TX

Recovery Monitoring Solutions Corporation	TX